                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS
                        (IN 000s, EXCEPT PER SHARE DATA)

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                                           THREE MONTHS     NINE MONTHS
                                           ENDED MAY 31,    ENDED MAY 31,
                                          --------------  ----------------
                                           1995    1994    1995     1994
                                          ------  ------  -------  -------
Weighted Average Shares Outstanding:
  Average Common Stock Outstanding......  44,815  37,710   44,815   37,710
  Average Common Stock Equivalents......   6,675   7,240    3,740    7,240
                                          ------  ------  -------  -------
Total Weighted Average Shares
  Outstanding...........................  51,490  44,950   48,555   44,950
                                          ------  ------  -------  -------
Net Earnings............................  $9,044  $7,949  $38,269  $30,923
                                          ------  ------  -------  -------
Net Earnings Per Common and Common
  Equivalent Share......................   $0.18   $0.18    $0.79    $0.69
                                          ------  ------  -------  -------
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